UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 8, 2010

Wonder Auto Technology, Inc.

(Exact name of registrant as specified in its charter)

Nevada	0-50883	88-0495105
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

No. 16 Yulu Street
Taihe District, Jinzhou City, Liaoning Province
People’s Republic of China, 121013
(Address of Principal Executive Offices)

(86) 416-2661186
Registrant’s Telephone Number, Including Area Code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

On November 5, 2010, Wonder Auto Technology, Inc.’s wholly owned subsidiary Friend Birch Limited (“Friend Birch”) entered into a share purchase agreement (the “Share Purchase Agreement”) with China Wonder Limited (“China Wonder”), under which Friend Birch agreed to acquire from China Wonder its 100% equity interest in Creative Legend Group Limited, a British Virgin Islands corporation (“Creative Legend”) for a total cash consideration of RMB30 million (approximately US$4.5 million), which is payable in one payment before December 31, 2010. Creative Legend, through its Chinese subsidiaries, is primarily engaged in the manufacturing of machinery equipment mainly used in automotive industry. Mr. Qingjie Zhao, Chairman and Chief Executive Officer of Wonder Auto Technology, beneficially owns 10.4% of the outstanding capital stock of China Wonder. The terms of the transaction were approved by the independent members of the Board of Directors of Wonder Auto Technology.

The description of the Share Purchase Agreement in this current report is a summary only and is qualified in its entirety by the terms of the Share Purchase Agreement.  A copy of the Share Purchase Agreement is attached hereto as exhibit 10.1.

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

The disclosure set forth under Item 1.01 above is hereby incorporated by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

Exhibit Number	Description of Exhibit

10.1	Share Purchase Agreement, dated as of November 5, 2010, by and between Friend Birch Limited and Creative Legend Group Limited.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wonder Auto Technology, Inc.

Date: November 8, 2010

/s/ Qingjie Zhao
Chief Executive Officer and President